AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED SEPTEMBER 1, 2022

Graze, Inc.

1438 9th Street,

Santa Monica, CA 90401

up to

1,056,338 shares of Common Stock

We are offering a maximum of 1,056,338 shares of Common Stock on a “best efforts” basis to investors in this offering.

The minimum investment in this offering is $1,001.10, or 141 shares of Common Stock.

Common Shares	Price Per Share to the Public	Underwriting Discounts and Commissions, per share**	Total Number of Shares Being Offered	Proceeds to Company Before Expenses***
Maximum	$7.10	$0.07	1,056,338	$7,499,999.80

**The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. See “Plan of Distribution” for more details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

The maximum amount the Company would pay Dalmore Group, LLC is $75,000. This does not include transaction fees paid directly to Dalmore Group, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to Dalmore

***Graze, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $51,000, not including commissions or state filing fees.

The Company is selling shares of Common Stock.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore Group, funds will be deposited into an account controlled by the Company.

Investors will be required to subscribe to the Offering via the third-party platform managed by Wax, Inc. and agree to the terms of the Offering and the subscription agreement. Investors will pay a $50 transaction fee paid directly to a third-party payment services processor at the time of investment through the Platform to use Wax, Inc.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately September [  ], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

¨	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

¨	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

¨	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

¨	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

¨	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company”, “we” “our” and “us” refer to Graze, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Graze Company Overview

Graze is building an electric, fully-autonomous lawn mower for the commercial landscaping industry. The industry is suffering from increasingly tight margins due to competition and significant labor shortages which accentuate the need for autonomous solutions. Our team has partnered with some of the largest landscaping companies in the US, UK, and Australia to solve this core problem for the industry. As of December 31, 2021, Graze had non-binding Letters of Intent (“LOIs”) from these partners to potentially purchase a total of 335 Graze units collectively, which represents a potential $30,150,000 revenue opportunity for Graze over 5 years. As of the date of filing, all LOIs remain in place and the company continues to engage with our early-stage partners to plan eventual product delivery via binding purchase orders. Delivery will take place at a date agreed between parties after we are able to manufacture mowers at scale. Graze has not obtained any additional LOIs in 2022 due to the Company’s focus on product development including software and hardware enhancements and product requirements for our Gamma and pre-production units. We remain are on track to validate our first commercialized units in 2022, with production scale in early 2023.

Mainscape is not only one of our first potential customer, but they have also provided invaluable advisory assistance by being active participants in our research and development process for the past two years. Mainscape’s experience in the industry provides valuable insights, which will bring speed and efficiency to the product’s development timeline. By partnering with customers from day one, we are able to benefit from constant feedback from the end users of our product which should result in faster speed to market and potentially a lower cost of development.

Among the key insights provided by our research and through discussions with industry participants, we’ve found that labor costs represent a majority of mowing expenses, especially when including overtime. Being able to eliminate 50-75% of labor costs through driverless machines, along with decreasing fuel and maintenance expenditures with electric power, should allow customers to jump from ~10% margins to 40-50% margins on their mowing segment.

In June 2019, we appointed John Vlay, a seasoned executive in the landscaping industry, to the position of CEO. John has spent over 35 years learning every facet of the landscaping business and industry, which includes his 11 years as the CEO of Jensen Landscape. He’s an anomaly in an arguably antiquated landscaping world, being well versed in the Internet of Things (IoT), automation, streamlined processes, etc. We expect his industry expertise and expansive network to help drive the Company’s success.

Our engineering team is comprised of a number of experienced roboticists, electrical engineers, mechanical engineers, and systems engineers that work for Wavemaker Labs and work for Graze on a contract basis. This team works directly with John Vlay and our corporate partners in order to progress development of our various product versions and achieve a minimum viable product that is ready for mass production.

While Graze began with a focus on research and development, in 2021 we began low volume production of deployable units, which started mowing at our commercial pilot partner job sites in September 2021. Throughout 2022, pilot programs allowed us to refine our product to guarantee we are meeting customer needs and that we will be ready to scale and sell a commercially viable version in 2023. Our pilot programs continue to take place across southern California, including with our first customer, Mainscape, and a private golf course.

In summary, this product is being built for the industry, by the industry. Not only should our customers benefit from reduced labor requirements, but they should also experience significantly increased operating margins.

Our Product

Our product will go to market as an autonomous, electric lawnmower with a 60” cutting deck. It is built specifically for the commercial landscaping industry. As a fully autonomous vehicle, the Graze mower will be able to mow panels of grass with consistent, parallel lines. Without human control, it will avoid obstacles including but not limited to sidewalks, trees, and debris. Arguably, the most important feature of the first iteration of the Graze mower is safety. We’ve assembled a robust package of sensors including LiDAR, computer vision, as well as bumpers, and emergency power-off buttons that will keep humans and animals out of harm’s way. Additionally, we will be analyzing large data pools (e.g. grass type, topology) to advance our machine learning algorithms in order to optimize for desired mowing paths, frequency of visits, and job route planning.

While we previously planned to introduce Graze with a 48” mow deck, feedback for our early customers as well as our own field testing proved that the most efficient size for our first commercialize product was larger. A 60” mow deck matches the typical conventional mower currently used at the job sites at which our first customers are most likely to use Graze. Relatedly, that deck size maximizes our current maximum mowing capacity per each charge. We plan to eventually offer multiple cutting deck sizes in our product line since additional mowing deck sizes will be required for differing job sites. A typical landscaping team on one job site has 2-3 different size mowers along with other devices e.g. edger, trimmer, blower, etc. We plan to produce additional Graze mow decks with a smaller 24-48” cutting widths that can service the harder to reach places such as a narrow patch of grass between bushes and sidewalks.

Additional mower features planned in the long-term include robotic attachments for edging, weeding, and precision spraying, and a charging base that also sharpens the blades underneath the mower during transport from job site to job site.

B2B sales expansion

We believe that because this product brings so much value to commercial landscaping companies, it should fundamentally change the way landscaping businesses operate. Not only do we believe it will increase margins and profitability in the mowing segment via labor and fuel savings, but it will also eliminate one of the largest pain points in the industry — hiring and retaining a large staff of workers willing to do the most menial mowing tasks. With Graze, landscaping companies can focus on expanding their market share and increasing their margins instead of retaining excess talent. At the moment, companies in this industry operate their lawn mowing service at relatively low margins, and incorporate higher margin services e.g. edging, pruning, irrigation, fertilization, etc. to boost their overall profit margins. Graze allows companies to shift human resources to work on these higher margin services, while lowering the costs of bulk mowing. Landscaping workers can also focus more on quality control and Graze fleet management, depending on the size of the property or job site.

Our corporate partner, Mainscape has a combined fleet of hundreds of lawn mowers, a number that is expected to grow every year. Our conditional Letter of Intent with our partner details the potential purchase of 200 Graze lawn mowers. If we are able to produce an effective product, it’s not hard to imagine that this company would eventually replace its entire nationwide fleets with our electric, driverless mowers.

The top 100 commercial landscaping companies in the US generate more than $6.5bn in revenue per year. With our product, we believe they can increase productivity, decrease costs, and focus on growing their market share and more profitable services.

Arguably the biggest challenge to acquiring customers for any new company is the lack of previous customers. Committing to be the first customer of a new product is a difficult, and potentially risky, decision for an incumbent in any industry. Put simply, nobody wants to be the first to the party. In this instance, with partnership commitments from multiple industry leaders, Graze is well positioned to leverage those relationships into substantial and profitable relationships with the top 100 companies in the industry as well as the numerous small and medium-sized landscaping companies that make up the majority of our addressable market.

Selected Risks Associated With The Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance and have not yet generated profits or revenue.

●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working production ready model of our core product.

●	We will be required to raise additional capital in order to continue to develop our technology and commercial ready versions of our product.

●	Although we have filed provisional patent applications, our company does not yet hold full patents on any products or technology.

●	We rely on a small management team to execute our business plan.

●	Our future revenue plans partially rely on non-binding letters of intent.

●	We could be adversely affected by product liability, personal injury or other health and safety issues.

●	Competitive technologies could limit our ability to successfully deploy our technologies.

●	We plan to rely on third-party manufacturers when we scale production.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company's stock.

Offering Terms

Securities Offered	Maximum of 1,056,338 of Common Stock.
Minimum Investment	The minimum investment in this offering is $1,001.10, or 141 shares of Common Stock.
Securities outstanding before the Offering:
Common Stock	0 shares
Class F Stock	2,211,070 shares
Series A Preferred Stock	2,742,651 shares
Series A-1 Preferred Stock	736,993 shares
Securities outstanding after the Offering:
Common Stock	1,056,338 shares
Class F Stock	2,211,070 shares
Series A Preferred Stock (assuming a fully subscribed offering)	2,742,651 shares
Series A-1 Preferred Stock	736,993 shares
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We have a limited operating history upon which to evaluate our performance and have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a version of our core product that is ready for mass production.

We still have significant engineering and development work to do before we are ready to deliver a commercially viable version of our product that can be mass produced. We may be unable to develop a version that can easily be replicated and put into mass production via contract manufacturing partners.

We will be required to raise additional capital in order to develop our technology and minimum viable product.

We will not be able to deliver a commercially viable version of our product to our corporate partners if we cannot raise debt or equity financing.

Our company does not yet hold any full patents on any products or technology.

While we have filed provisional patent applications, we do not yet hold any full patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor. Because of this, our technology is not currently proprietary and could be copied by other companies.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only one individual, John Vlay, whom we rely on to help us raise funds and help grow our business. Our partnerships and our relationships with commercial landscaping companies is crucial for us to achieve our growth plan. As CEO, John Vlay brings a great deal of experience in this space, and without him, we would struggle to build relationships with commercial landscaping companies.

Our future revenue plans rely on non-binding letters of intent.

Our corporate partner has signed a non-binding letter of intent and the order it plana to place are not guaranteed, nor has it placed any deposits for these orders. Without the letter of intent, we would have no interest from prospective customers, which may affect our revenue and growth projections.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any commercial grade lawn mowing equipment, there are significant health and safety issues that could result from our product being used incorrectly in the market. This could subject our company to liability due to personal safety or property damage issues.

Competitive technologies could limit our ability to successfully deploy our technologies.

We are a new entrant into the commercial landscaping market that is already full of a number of incumbents that have more financing and more operating history than we do. Our success is based on our ability to raise capital in order to achieve a minimum viable product and move into production. Other companies in the space have more resources than we currently do and may not need to rely on outside investment in order to complete with us.

Many of our competitors have more resources and greater market recognition than we do.

Because we are a new entrant to the commercial landscaping market, there are already a number of companies who have more resources and greater market recognition than we do. Because of this, we may face issues developing a product and technology that can compete with other players in the market. Additionally, many of our competitors have greater brand recognition and an existing set of customers that they will be able to leverage when launching competing technologies. We will be at a disadvantage as we are a new entrant with significantly less resources and minimal market recognition and penetration.

We plan to rely on third-party manufacturers for production at scale.

We will be leveraging contract manufacturers as we build up production scale. Because of this, we will have less control of our supply chain as we grow the business, which could affect our ability to meet customer demand. Additionally, we do not currently have any manufacturers in place, and will need to work to find these relationships before we can begin mass production.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Some of our Officers and Directors currently hold multiple positions.

Our Director James Jordan, our CFO Kevin Morris, Felix Alvarez our CTO, Praveen Nooli our COO, and our Advisor Rob Anderson currently serve as directors, officers, or advisors to multiple companies. Many of the companies that these individuals hold titles in are in robotics and automation, which is the same industry as Graze. As such, at times there may be conflicts of interest between Graze and these other companies, including the time spent by the referenced individuals in the performance of their management duties to these other companies compared to Graze. These individuals currently spend the following numbers of hours per week on average working on Graze related activities: James Jordan, 1 day per week, Kevin Morris, 1 day per week, and Rob Anderson, 1 day per month. If our management is not able to devote a sufficient amount of time to Graze, our financial and operational performance may be negatively impacted.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Preferred stock or any of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The company has no plans to list any of its shares on any OTC or similar exchange.

We have not set a minimum offering amount for this offering.

We have not set a minimum offering amount for this offering and funds received will not be deposited into a third-party escrow account prior to their release to the company. This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the offering.

Investors in the company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s President, James Jordan. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Our Certificate of Incorporation include automatic conversion provisions covering the stock issued to our Founders.

Under the terms of our Certificate of Incorporation our Class F Stock will convert into a class of preferred stock subject to the availability of a securities law exemption for the conversion. See "Securities Being Offered" for more information on these conversion terms. These conversion terms may incentivize certain purchasers to purchase shares directly from our founders or encourage our founders to provide advantageous terms to future investors, terms at which our founders will be able to participate in a limited capacity as well. As such, there may be instances where conflicts could arise between the interests of our holders of Class F Stock and the interests of investors in this offering.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.  Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The Bylaws of the Company include a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Amended and Restated Bylaws (the “Bylaws”) require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Bylaws provide that this exclusive forum provision will not apply to claims arising under the Securities Act. Further, this provision will not apply to claims arising under the Exchange Act, as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. This forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding the forum selection clause included in our Bylaws, a court could rule that such a provision is inapplicable or unenforceable

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $7.10 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

							Effective Cash Price
					Total Issued		per Share at Issuance
				Potential	and Potential		or Potential
	Date Issued	Issued Shares		Shares	Shares		Conversion
Class F Stock	2017-2018	4,422,140	(2)		4,422,140		$0.05314	(3)
Series A-1 Preferred Stock	2019	1,473,986	(2)		1,473,986		$0.05314	(3)
Series A Preferred Stock	2020-2022	5,485,302	(2)		5,485,302		$2.53680

Warrants
Common	2019			347,022	347,022	(1)	$0.25000	(4)
Common	2020-2021			236,684	236,684	(1)	$0.27000	(4)
Common	2021			1,249,384	1,249,384	(1)	$0.28500	(4)

Options
$0.25 Options	2019			675,340	675,340	(1)	$0.25000	(4)
$0.27 Options	2020-2021			772,340	772,340	(1)	$0.27000	(4)
$0.29 Options	2022			210,456	210,456	(1)	$0.28500	(4)

Total Common Share Equivalents		11,381,428		3,491,226	14,872,654		$1.02

Investors in Reg A+ offering, assuming full amount raised		1,056,338			1,056,338		$7.10

Total After Inclusion of this Offering		12,437,766		3,491,226	15,928,992		$1.42

(1)	Assumes conversion at exercise price of all outstanding warrants and options.
(2)	Assumes conversion of all issued Class F and preferred shares to common stock.
(3)	470,027 shares of Class F and 156,646 shares of Series A-1 Preferred Stock were issued at $0.50/share and the balance was issued at $0.0001/share.
(4)	Effective cash price all outstanding warrants and options reflects a two-for-one stock split.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2021 of $(371,712) which is derived from the net equity of the Company in the December 31, 2021 audited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $75,000 in commissions to Dalmore Group, Inc., as well as legal and accounting fees incurred for this Offering.

The table presents three scenarios for the convenience of the reader: a $0.5 million raise from this offering, a $3.75 million raise from this offering, and a fully subscribed $7.5 million raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$0.5 Million Raise		$3.75 Million Raise		$7.5 Million Raise
Price per Share	$7.10		$7.10		$7.10
Shares Issued	70,423		528,169		1,056,338
Capital Raised	$500,000		$3,750,000		$7,500,000
Less: Offering Costs	$(56,000)		$(88,500)		$(126,000)
Net Offering Proceeds	$444,000		$3,661,500		$7,374,000
Net Tangible Book Value Pre-financing	$572,369	(2)	$572,369	(2)	$572,369	(2)
Net Tangible Book Value Post-financing	$1,016,369		$4,233,869		$7,946,369

Shares issued and outstanding pre-financing	14,872,654	(1)	14,872,654	(1)	14,872,654	(1)

Post-Financing Shares Issued and Outstanding	14,943,077		15,400,823		15,928,992

Net tangible book value per share prior to offering	$0.038		$0.038		$0.038
Increase/(Decrease) per share attributable to new investors	$0.030		$0.236		$0.460
Net tangible book value per share after offering	$0.068		$0.275		$0.499
Dilution per share to new investors ($)	$7.032		$6.825		$6.601
Dilution per share to new investors (%)	99.04%		96.13%		92.97%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 1,833,090 outstanding stock warrants (providing proceeds of $506,735 to net tangible book value), conversion of 1,658,136 outstanding stock options (providing proceeds of $437,347 to net tangible book value). As of filing, there are 3,000,000 authorized options available under the Company’s Stock Incentive Plan that have not been issued.
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The second table is the same as the previous, but removes the assumptions of conversion of options, and warrants, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred and Class F shares).

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$0.5 Million Raise		$3.75 Million Raise		$7.5 Million Raise
Price per Share	$7.10		$7.10		$7.10
Shares Issued	70,423		528,169		1,056,338
Capital Raised	$500,000		$3,750,000		$7,500,000
Less: Offering Costs	$(56,000)		$(88,500)		$(126,000)
Net Offering Proceeds	$444,000		$3,661,500		$7,374,000
Net Tangible Book Value Pre-financing	$572,369	(2)	$572,369	(2)	$572,369	(2)
Net Tangible Book Value Post-financing	$1,016,369		$4,233,869		$7,946,369

Shares issued and outstanding pre-financing	17,872,654	(1)	17,872,654	(1)	17,872,654	(1)

Post-Financing Shares Issued and Outstanding	17,943,077		18,400,823		18,928,992

Net tangible book value per share prior to offering	$0.032		$0.032		$0.032
Increase/(Decrease) per share attributable to new investors	$0.025		$0.198		$0.388
Net tangible book value per share after offering	$0.057		$0.230		$0.420
Dilution per share to new investors ($)	$7.043		$6.870		$6.680
Dilution per share to new investors (%)	99.20%		96.76%		94.09%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 1,833,090 outstanding stock warrants (providing proceeds of $506,735 to net tangible book value), conversion of 1,658,136 outstanding stock options (providing proceeds of $437,347 to net tangible book value). As of filing, there are 3,000,000 authorized options available under the Company’s Stock Incentive Plan that have not been issued.
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $7,500,000, the net proceeds of this offering would be approximately $7,374,000 after subtracting estimated offering costs of $75,000 to Dalmore Group, LLC in commissions, and $51,000 in audit, legal, and filings fees. If Graze successfully raises the maximum amount under this raise the Company intends to hire additional personnel in engineering and sales, spend additional on marketing to bring in more leads and customers, in addition to being able to fund a minimum viable product which can be used to begin commercial production.

Assuming a raise of $3,750,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $3,661,500 after subtracting estimated offering costs of $37,500 to Dalmore Group, LLC in commissions and $51,000 in audit, legal, and filings fees. In such an event, Graze would hire a few less personnel engineering, sales, and marketing, but still be able to fund its minimum viable product and move into full production of its mower.

Assuming a raise of the of $500,000, representing 6.67% of the maximum offering amount, net proceeds would be approximately $444,000 after subtracting estimated offering costs of $5,000 to Dalmore Group, LLC in commissions and $51,000 in audit, legal, and filings fees. In such an event, Graze would hire three to four engineers and be able to complete a minimum viable product, which would allow it to start production and deliver product on first letter of intent.

The Company does not intend to use any proceeds from this offering to pay back any outstanding promissory notes.

Please see the table below for a summary our intended use of proceeds from this offering:

On Issued and Outstanding Basis:	$0.5 Million Raise	$3.75 Million Raise	$7.5 Million Raise
Price per Share	$7.10	$7.10	$7.10
Shares Issued	70,423	528,169	1,056,338
Capital Raised	$500,000	$3,750,000	$7,500,000
Less: Offering Costs	$(56,000)	$(88,500)	$(126,000)
Net Offering Proceeds	$444,000	$3,661,500	$7,374,000
Net Tangible Book Value Pre-financing	$(371,712)	$(371,712)	$(371,712)
Net Tangible Book Value Post-financing	$72,288	$3,289,788	$7,002,288

Shares Issued and Outstanding Pre-Financing	11,381,428 (1)	11,381,428 (1)	11,381,428 (1)

Post-Financing Shares Issued and Outstanding	11,451,851	11,909,597	12,437,766

Net tangible book value per share prior to offering	$(0.033)	$(0.033)	$(0.033)
Increase/(Decrease) per share attributable to new investors	$0.039	$0.309	$0.596
Net tangible book value per share after offering	$0.006	$0.276	$0.563
Dilution per share to new investors ($)	$7.094	$6.824	$6.537
Dilution per share to new investors (%)	99.91%	96.11%	92.07%

(1)	Assumes conversion of all issued preferred shares to common stock

Because the offering is a “best efforts,” we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Graze was incorporated on December 4, 2017, when the team saw the need for a robotic lawnmower solution for the commercial landscaping industry. Through research, we discovered that turf maintenance is one of the lowest margin jobs that landscapers perform. Our robotic solution will provide technology to an industry that historically hasn’t benefited as much as other industries from broader technological advancements. Upon inception, the only robotic lawnmower solutions on the market were small, semi-autonomous mowers that were marketed to consumers.. Small, residential options are not suitable for commercial applications due to their reliance on above or below-ground wires and/or beacons for the machine to navigate safely.

Through research and conversations with landscapers who have attempted to deploy small robotic mowers, we have learned that the maintenance cost to re-install the above-mentioned guidewires, require additional labor that reduces the profit margin that is theoretically created by automation. Animals, people, weather, and poor installation are all causes of faulty guidewires.

The dynamic nature and unit economics of commercial job sites do not allow for small robotic solutions that require a planned infrastructure for navigation. In other words, commercial job site requirements preclude the use of a small mower that “bounces” back and forth in multiple directions inside of a virtual fenced-in lawn. The touch sensor navigation causes these robots to mow turf in sporadic patterns that does not meet the quality standards of commercial landscapers. Commercial customers require consistent, parallel lines mowed that promote the health of the lawn and desirable aesthetics.

The Graze robot solves the most challenging problems faced by the commercial landscaping industry, including, but not limited to:

•	Widespread labor shortages

•	Increasing fuel costs

•	Safe equipment to operate

•	Efficiency that leads to margin expansion

•	A solution to California law AB 1346 – a ban on gas-powered landscaping equipment

•	Reduction in noise pollution

•	Reduction in air pollution – 100% electric (EV)

•	Modularity – different attachments drive higher ROI

Graze validated the problem, solution, and product/market fit when one of the largest commercial landscaping companies in the US signed a conditional Letter of Intent "LOI" (See Exhibits 2.1 for the LOI) and began working closely with the team on the development of the product. This LOI outlines interest in purchasing 200 units, for $30,000 each plus a monthly recurring SaaS (Software as a Service) fee of $1,000 per unit. Assuming five years of usable life per mower, this LOI represents up to $18,000,000 in potential revenue. In addition to being the first customer for Graze, Mainscape pledged to help Graze build the right product for their needs. This allows us to take the product to market with fewer iterations and a clear focus on the needs of the customer. In 2020 and 2021, the Company obtained additional LOIs from a number of leading landscaping companies in the US, UK, and Australia. As of the filing date, Graze had LOIs for a total of 335 Graze units collectively, which represents a $30,150,000 revenue opportunity for Graze over 5 years.

Investors should note that these LOIs only represents potential revenue for the Company. Mainscape and other potential customers are under no obligation to purchase any products and we may never generate any revenue based on these LOIs.

Our CEO, John Vlay has over 35 years of experience in the land maintenance industry coupled with a penchant for technology such as automation. John oversees the strategic direction of the product development team, which is comprised of mechanical, software, electrical, and systems engineers from Wavemaker Labs. With John Vlay leading the way, the Graze team has already built multiple prototypes and integrated a robust sensor package focused on safety and navigation. In September 2021, we initiated field testing with multiple commercial pilot programs across southern California, including with our first customer, Mainscape, and a private golf course, Sundale Country Club.

Product Overview

Graze has built an electric, fully autonomous, AI driven lawn mower for the commercial landscaping industry. To make the product safe and fully autonomous, the team integrated a robust sensors package that includes LiDAR, inertial measurement units (IMU), cameras, GPS, and odometry sensors. When combined, these sensors allow our product to operate safely, efficiently, mow straight lines consistently, plan paths, avoid obstacles, provide visual inspection, and collect data. The Graze mower’s key features include a 60” mow deck, 40kwh BMS, and up to 7mph range. The mower is 100% electric, safe, and extremely smart.

Electric: Most existing commercial landscaping companies operate gasoline-powered mowers that are environmentally unfriendly. By contrast, Graze’s electric mower uses rechargeable lithium ion batteries which produce zero carbon emissions as compared to gas combustion engines. According to the California EPA, one gas mower emits the equivalent emissions of forty cars on the road on an hourly basis.

Electric lawn mowers are not only better from an emissions standpoint, but are also safer (fewer moving parts) and require less maintenance. No internal combustion engine means no spark plugs to clean or change; no engine oil or filters to change; and, no hydraulics, no belts, no pulleys, no clutches, and no air filters to manage. A 100% electric mower means Graze customers simply have to sharpen blades, change tires, and grease wheels to maintain a working fleet.

Graze mowers will be deployed using traditional landscape trailers, which will be used for transportation and storage. Eventually, these trailers will be outfitted with solar panels and battery packs to assist in charging the mowers’ batteries on the go. As a result, we expect Graze mowers to be able to operate 24/7, day and night. The absence of a combustion engine will also reduce noise pollution.

With Graze, future customers will enjoy lower operational costs/higher gross margins, a reduced carbon footprint, and the ability to operate 24/7 quietly in densely populated environments. Finally, the Graze mowers deposits grass clippings back into the soil in a process called mulching, which leads to conservation of soil moisture, improved fertility and health of the soil, reduced weed growth, and enhanced visual appeal of the area.

Safe: There are hundreds of accidents per year in the commercial landscaping industry. Unsafe mowing conditions can result in bodily harm or worse. With built in sensors and computer vision, our mower is a safer option compared to conventional landscape equipment. Our engineers have designed and integrated a robust and redundant safety system comprising both hardware and software. We’ve built-in emergency stop (E-stop) buttons located on the product, on the user interface, and on the remote control. These kill switches provide the operator manual ways to halt the robot’s movement. Smart sensors are integrated to detect and avoid obstacles automatically. For example, by utilizing LiDAR and computer vision the mower will know if a human, animal, or object comes within 5 feet of the mower so that it can immediately pause and turn off its blades. Additionally, we believe the most effective tools for safety are the ones that are intuitive - for good measure, we are working on developing an audio command emergency cut-off switch, so that a nearby human can turn off the product with a verbal command (minimal effort).

Smart: Artificial intelligence and machine learning are often misapplied terms. Not in this case. Graze software captures immense and continuous data that is stored, sorted, and fed back into our machine learning algorithms to ensure improved precision, efficiency, and safety. With our future commercialized version, we will be able to track and plan around weather data, detect, and defend against turf and plant diseases, plan and optimize cutting routes, and provide data and analytics to the landscaping industry.

Market

Landscaping services in the United States alone has a market value of over $114 billion with a trailing 5-year compound annual growth rate (CAGR) of over 5%, according to data between 2016 and 2021. Data from market research firm Statistics Market Research Consulting suggests the global landscaping and gardening market is poised to grow at a CAGR of 7% through at least 2024, indicating the industry could grow to $140 billion domestically. With an even split in the industry between the commercial and residential segments, commercial landscaping, Graze’s target industry, has the opportunity to reach $70 billion. This is good news for Graze: as the commercial landscaping services industry grows, so does its core offering of lawn mowing.

Lawn mowing is a core component of almost all commercial landscaping businesses. Survey data shows that as much as 46% of gross revenue is derived from mowing services, making commercial lawn mowing a $23 billion per year industry with the opportunity to grow to $32 billion in the United States by 2024.

As the demand for mowing services increases, so too will the demand for mowing equipment. Over the past five years, the commercial lawn mower market has experienced steady growth and that trajectory is expected to continue.  Today, the global commercial lawn mower market exceeds $5 billion, with 40% of demand ($2.1 billion) coming from the US market. These markets are expected to grow at a 5% CAGR approaching $7 billion and $3 billion, respectively, by 2024. More bullish projections suggest, due in large part to the actors mentioned below, the domestic commercial lawn mower market could surpass $4 billion by 2024.

Most of these markets, both residential and commercial, are concentrated across a few major players, including John Deere, Honda Motor Company, Husqvarna, the Toro Company, and Kubota. Commercial mowers are one of the fastest growing categories of garden equipment and are growing in popularity outside of the United States, especially as urban landscaping and backyard beautification becomes more on trend.

Most of the growth in this market can be attributed to the following:

·	Nature-scaping: The consumer demand for housing allows people and nature to coexist with landscaping.
·	Demand for greenery in urban settings: The development of sustainable cities, which include introducing more greenery among traditionally urban settings, has increased the demand for mowers that are smaller, easier to operate, and quieter.
·	Developing markets: growing demand from developing countries, particularly from governmental agencies in Asia Pacific, where the desire to be more sustainable has increased over the past few years.
·	Growing do-it-for-me (DIFM) market: increasing income levels and an aging population have resulted in the DIFM market outpacing the do-it-yourself (DIY) market, increasing the demand for professional landscaping and mowing services.

The combination of increased demand for commercial landscaping and increasing emissions regulations on non-road vehicles (to include commercial lawn mowers) has led to an increased focus on developing more sustainable mowers. This includes producing equipment that is more efficient, less pollutive, and easier to operate, thereby reducing both operational cost and environmental impact. Many of the companies listed above have joined the electric revolution but have been focused on the residential market. Research suggests that commercial users will be quick to adopt new electric technology once products in the market have proven to be able to match the performance of gas-powered mowers while driving down operating costs.

By partnering with industry leaders to ensure our mowers meet performance and cost-cutting requirements, Graze is ready to take its cut of a commercial lawn mower market that is large, growing, and ripe for innovation.

Design and Development

We are currently developing a version of the Graze mower that will be ready for commercial sale. This version will be equipped with the features most important to our potential customers: safety, cut quality, and self-navigation. We plan to scale production of this unit via partnership with contract manufacturers. After we have refined our product leveraging customer feedback during our commercial pilot programs, we will move to scale production and commercialization in 2023.

·	Hardware – We’ve finalized the design of our zero-turn chassis and 60” mow deck, including a low form factor to avoid overhead obstacles. We have also configured the robot to use airless radial tires (“tweels”) that eliminate the risk of flats. Another main differentiating factor is that we designed the robot to be modular. In addition to the 60” rotary mow deck, we have begun designing other attachments. These include a reel blade mow deck, a golf ball picker, and a fertilizer. Such modularity gives Graze a competitive advantage over other robot platforms from the standpoint that by using different attachments to perform a suite of tasks, the end-user experiences a higher ROI.

·	Obstacle Detection and Safety – After completing the software infrastructure development of our computer vision system, we’ve trained our machine learning algorithms in simulation and in real-world field testing to meet our demanding safety standards. We are currently gathering computer vision data that will be classified and processed by the AI algorithm. This advancement in computer vision will allow the robot to learn over time and will become more efficient when performing the same task repeatedly. The system also detects both inanimate obstacles such as trees and rocks, as well as animate objects such as animals and people. Using the same sensors, our software is learning to guide Graze to mow within 12” to 24” around the obstacles. We anticipate significant progress in training our machine learning algorithms during commercial pilot programs.

·	Navigation – Our advanced sensor suite, including LiDAR, GPS, IMU and video, allows for precise localization of the Graze mower at any customer site. Precise navigation allows for aesthetically pleasing straight mow lines. During our pilot program, we will continue to refine our navigation systems to optimize performance and safety.

·	Charging – Our integrated 40 kwh rechargeable battery technology powers Graze for up to eight hours per charge, allowing for 20-30 acres to be mowed per charge, depending on variables such as the terrain and vegetation type. We have proven our battery performance capabilities over months of mowing at customer sites during our pilot programs.

Manufacturing

The strategy for manufacturing will evolve with production volumes. We’ve focus on building our first commercially viable mowers in-house and plan on leveraging contract manufacturers to meet mid to long-term demand as we scale. As we successfully deploy our first commercially viable units in 2023, we will shift more resources toward design for manufacturing and cost optimization. At the same time, we will complete our selection process for a contract manufacturing partner and refine that relationship with the goal of developing a differentiated product while customers and maintaining our competitive edge as a cost leader.

Initial pre-production volumes, of approximately 10-50 units, will be produced in small batches internally. This will allow Graze to rapidly address any issues that may arise and help ensure the best early customer experience and smooth ramp-up for the contract manufacturing. Once released for production, demand will be met by a combination of the output from the contract manufacturer along with our own internal production lines. This will allow Graze to focus on automation and quality control without restricting production volumes. Contract production will increase over time and will be Graze’s long-term strategy.

Sales & Marketing

We believe our mower will resonate with existing commercial landscaping companies because of how it streamlines several operational complexities with existing commercial grade mowers, such as labor, retention, training, and safety. Mowing has largely become a commodity where jobs are often awarded based on price only. In fact, landscaping companies often underbid their mowing services and depend on winning the higher margin jobs such as pruning, hedging and irrigation. Instead of a typical 5-10% margin on mowing, we believe our product can increase the margins of commercial lawn mowing to upwards of 40-50%. Furthermore, without the need for additional laborers, these companies will not experience the same challenges associated with the labor shortage in the US. If we can prove our value proposition with our commercial pilot partners and early customers, we believe other commercial landscaping companies will follow suit.

Competition

We define the autonomous commercial lawn mowing space to be products with mow decks greater than 42”, and autonomy systems that do not require physical wires or beacons to define the mowing perimeter. We face competition from large, well-known companies in the lawn mower manufacturing industry such as John Deere, Husqvarna, Toro, Wright, etc. who could potentially enter this market with their own autonomous commercial lawn mower, or by acquiring or partnering with autonomous commercial lawnmowing companies. We have seen two examples of this dynamic in the market so far: Wright Manufacturing’s partnership with software company Greenzie, and Toro’s acquisition of Left-Hand Robotics. Both are traditional gas-powered, large form factor mowers with limited commercial deployments that we are aware of.

In the first case, Greenzie provides autonomy software and off-the-shelf sensors to retrofit Wright’s traditional gas-powered ride-on mowers. We find this model to be limiting as Greenzie is currently dependent on Wright’s gas-powered hardware, while there is no public indication that Wright is building an electric mower, or a new hardware form factor to optimize the benefits of a fully autonomous lawn mower. Wright/Greenzie claims to have deployed a limited number of their mowers in small-fleet pilot programs. In the second case, Left Hand Robotics, acquired by Toro, builds its own software and hardware, however their hardware was originally built as a snowblower, with modifications in 2020 to mow lawns. Their system is gas-powered and has the largest form factor that we are aware of in the market, which limits its ability to avoid obstacles, make tight turns, and is probably too large to fit on the trailers used by most landscaping companies. We are not aware of any current commercial or protype deployments of the Toro/Left Hand Robotics system.

We also face competition from early-stage technology companies building electric autonomous commercial lawn mowers. For the size of the potential market, we are surprised that there are two companies that we consider strong competitors: Scythe Robotics and Renu Robotics. Scythe came out of stealth mode in 2021 with an electric autonomous lawn mower with a larger form factor, limiting its ability to avoid obstacles, make very tight turns, and probably precludes some potential use cases, such as mowing solar farms. Scythe is deploying mowers on a minimum order of 10 units for paid work on a subscription basis. We believe Graze is at a similar stage of product development to Scythe, however Graze has publicly demonstrated market traction with over $30m in potential revenue from LOIs, while Scythe is publicly accepting pre-orders without any announcement as to value of their potential revenue. Renu Robotics is an electric autonomous commercial lawn mower built specifically for vegetation management at solar farms and other energy facilities. Renu has a few unique technologies for their chosen use case, including an enclosed charging station designed to be installed at solar farms, and a very low chassis profile to navigate underneath solar panels. However, Renu’s strategy limits their market to a niche space, and it’s not clear that Renu’s mower can tackle landscaping use cases requiring higher aesthetic standards, such as golf courses. We are not aware of any prototype or pilot deployments of the Renu mower, nor any commercial availability.

Lastly, Electric Sheep came out of stealth in 2021, providing retrofit hardware and software it claims can be attached to any commercial lawn mower to make it autonomous with minimal training or integration challenges. They also claim to be currently running their first pilot program. Given the challenges of retrofitting autonomy technology on existing vehicles, demonstrated by the Wright/Greensie partnership which uses a fully integrated approach, we are skeptical Electric Sheep will be successful without an existing lawnmowing industry leader partnership to integrate their technology.

Customers

At present, Graze has multiple customers via non-binding LOIs to purchase a total of 335 Graze mowers collectively over 5 years. We initiated commercial pilot programs with two of these customers in September 2021: Mainscape and Sundale Country Club, a golf club. We’ve demonstrating our market penetration and strategy across the landscaping industry with a diversity of customers:

1) Large landscaping companies: These customers require high touch and a long sales cycle but getting one committed could mean hundreds of mowers purchased every 4-6 years. We have proven our product/market fit with this segment by partnering with Mainscape a customer and commercial pilot partner, along with their non-binding interest in ordering 200 mowers via a LOI. We are also in discussion with several other large landscaping companies. And, for the most part, they have reached out to us and not the other way around.

2) Small to medium sized landscaping companies: These customers may only purchase 5-20 Graze mowers at a time, but the sales cycle is much shorter. We have proven our product/market fit for this segment by signing a LOI with a small landscaping company for 5 graze mowers. This company will also join us as an R&D partner. The value is clear for these companies as their number one goal is growing market share by outbidding their competition. With Graze they can lower their price point and win more bids without needing a larger workforce which would shrink margins.  We have received an influx of calls from smaller companies throughout our campaign and many of them can't wait to get their hands on our Graze product.

3) Golf courses:  Graze is already prepared to address the majority of golf course landscaping, including roughs and adjacent lawn areas, but we plan on adding reel blades to our mow deck in the future to address 100% of this segment’s mowing requirements. We have partnered with a commercial golf course as a customer and commercial pilot partner. This customer pre-ordered 20 graze mowers via LOI, and we will expand our sales efforts to more golf courses.  We believe this will be a very different sales process because the business model for a golf course is very different than commercial landscaping companies. The need is clear, and our partner is going to help us prove our value to these customers.

4) Global Landscapers: This segment represents our long-term potential to deliver our products to various markets all over the world. While our first phase of commercialization will focus on customers in the United States, once we have initiated scaled production, addressing markets outside the US will provide an excellent opportunity for growth. Choosing the right partners in these markets is key, which is why we partnered with UK and Australian landscapers, who signed non-binding LOIs representing sales of 120 mowers collectively. These firms are leaders in their respective markets, providing a wide variety of services for sectors where Graze is proven to be highly effective, such as municipalities and public spaces, hotel and resort complexes, and both school and corporate campuses. Both partners will also market the partnership in Australia and the UK, as well as help the company develop and design performance requirements for our Graze mower.

Wavemaker Labs

As a Wavemaker Labs (Future VC, LLC) company, Graze has access to several valuable resources. Wavemaker is both a venture capital (“VC”) firm and a corporate venture studio under one roof, which brings value to Graze in several ways:

Wavemaker Partners

Top-Decile Venture Capital Fund since 2003 with $600mm+ assets under management

●	Capital - Wavemaker is the lead investor of Graze and provides valuable insights from over 18 years in the venture ecosystem that will help Graze in current and future capital raises.

●	Customer Introductions - With an extensive network, Wavemaker is able to provide Graze access to LPs, acquirers, international corporates and other business relationships. Furthermore, Wavemaker Partners is part of the Draper Venture Network, which has 800+ relationships in 550+ corporations around the world. Access to any one of these relationships is one email away.

●	Global Network - Wavemaker is dual headquartered in LA and Singapore, with offices in New York, Santiago, and Manilla, which gives Graze the ability to scale globally with extensive connections across multiple continents.

Wavemaker Labs

Corporate Innovation Venture Studio

●	Connections - Wavemaker Labs has internal teams spanning finance, marketing, human resources, and operations that can assist Graze in growing its business.

●	Resources - Graze benefits from free office space, accounting, legal, and various other resources to keep the business lean during its early growth stages.

●	Product Acceleration - In-house roboticists and engineers are devoting time and energy to evaluate and build the initial software and hardware packages for Graze.

●	Focus and Track Record - Wavemaker Labs has a history of commercializing robotics in Food and Agriculture, which provides Graze with valuable expertise and insights at no cost.

Employees

The Company currently has one dedicated executive, CEO John Vlay. Graze also relies on part time contractors for a variety of functions, including marketing, business development, and finance. As a part of our capital raise, we plan to initially hire a number of engineers to assist in future research and development, with the main goal of finishing our minimum viable product and preparing for production. Additional hires will include individuals in sales, marketing, and administrative roles.

The Company’s Property

The Company currently leases an office in El Segundo, CA where all of our product development takes place. The location is proximate to our commercial pilot sites across southern California. The company maintains its business operations at our primary address in Santa Monica, collocated with the headquarters of Wavemaker Labs.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

The Company continues to focus its efforts on product development, successfully completing our commercial pilot in 2021, and finalizing a production ready and commercially viable version of our mower in 2023. Through December 31, 2021, the company was still in an early stage of development and had not yet generated revenue. Nevertheless, the Company continues to attract attention in the market, including signing additional letters of intent for its mowers. A number of landscapers in the US, UK, and Australia have made non-binding commitments to purchase a total of 335 Graze units collectively, which represents a $30,150,000 potential revenue opportunity for Graze over 5 years.

Operating Results – Fiscal Years Ended December 31, 2020 and 2021

On the expense side, in the fiscal year Jan 1, 2020 - Dec 31, 2020 we incurred large costs, with the primary drivers being research and development expenses of $2,031,042, sales & marketing expenses of $1,805,073, and general & administrative expenses of $389,442. The total operating expenses for the fiscal year 2020 were $4,225,557. In the fiscal year Jan 1, 2021 - Dec 31, 2021, we incurred significantly greater costs, with the primary driver being research and development expenses of $6,981,267. Sales & marketing expenses decreased to $694,885, and general & administrative expenses were $545,969.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2020 and 2021

As of December 31, 2020, the company’s cash on hand was $1,181,196. As of December 31, 2021, the company’s cash on hand was $31,045. Over the course of 2020, the Company closed on $3,886,319 in gross proceeds from its Series A Regulation A+ financing round which was offered through SI Securities, LLC. In 2021 the Company completed another Regulation A+ offering and initiated a third one. Under these offerings, the Company has received gross proceeds of $4,987,638, of which was a subscription receivable of $113,448 as of December 31, 2021.

We previously received loans from related parties including Future VC, LLC. As of December 31, 2021 the outstanding balance was $315,607 to be repaid in 2022. In addition, at certain times the company loaned funds to related parties such as Future Labs VII, Inc. As of December 31, 2021 the outstanding balance was $342,056 to be repaid in 2022.

·	In 2020, Future Labs III, Inc. loaned the company $14,400 at a 3% interest rate. This loan was paid in 2021.

·	In 2020, Future Labs VI, Inc. loaned the company $9,500 at a 3% interest rate. This loan was paid in 2021.

·	In 2020, Future VC, LLC loaned the company $246,467at a 3% interest rate. This loan is due to be repaid in 2022.

·	In 2021, the Company loaned Future Labs VI, Inc. $40,000 at a 3% interest rate. $19,500 was paid in 2021 and the balance is due to be repaid in 2022.

·	In 2021, the Company loaned Future Labs VII, Inc. $60,000 at a 3% interest rate. This loan is due to be repaid in 2022.

As of December 31, 2021, we had not finalized all closed capital from our Series A fundraising efforts. However, as of the date of this offering circular, the Company had issued 2,742,651 shares of Series A Preferred Stock for gross proceeds of $13,864,117, $3,886,319 of which came from its Series A Regulation A+ financing round offered through SI Securities, LLC in 2019 and 2020, $4,983,267 of which was raised from the extension of its Series A Regulation A+ financing round offered through StartEngine Primary, LLC in 2021, and $4,994,531 from its Regulation A+ financing round offered through WAX, Inc. in 2022.

The company is not generating revenue and requires the continued infusion of new capital to continue business operations. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Plan of Operations

We have not yet generated any revenues and we currently have a small, but growing, team of full time and part time employees and consultants that have helped us build our current product version. Unexpected changes in the engineering labor market due to COVID-19, and related challenges in talent acquisition increased both the cost and time necessary to grow our team compared to the estimates we made in 2019 and 2020. These dynamics led us to decide to raise additional capital through this offering. The previous fundraising round covered all costs to date for beta build and business development efforts including field research, pilots and demos. We were able to make progress on our technology and have a clear product roadmap for the next 12-24 months on our path to commercialization. If we raise the maximum amount set out in our “Use of Proceeds”, we will begin hiring more engineers to help us complete our product version ready for commercialization, which would allow us to sell product to our early customers. Based on our projections, we estimate that within 12 months, we will have initiated low-volume, in-house production and sell our first commercially viable mowers to our first customers.

We believe the maximum offering amount of proceeds will satisfy our cash requirements to implement our plan of operations. Raising the maximum offering will allow us to speed up production and deliver commercial units to our corporate partners faster than planned.

If we raise the maximum amount of funds, we do not anticipate having to raise additional capital for the business. However, raising the minimum amount would likely result in us having to raise additional funds within 12 to 16 months.

Trend Information

In 2018, the Company obtained letters of intent from customers include a non-binding commitment to purchase 200 mowers at a purchase price of $30,000 per mower and $1,000 per month for the useful life of the mower. In 2020, the Company began exploring golf courses as a new channel, as well as expanding its customer base in the commercial landscaping industry. In 2021, the Company announced customers from the US, UK, and Australia had signed letters of intent to potentially purchase a total of 335 Graze units collectively, which represents a $30,150,000 revenue opportunity for Graze.

The Company continued ramping up research and development of its prototypes in 2020 and 2021, and by February of 2021, prototypes had begun regular mowing demonstrations and intensive field testing. In order to build and deliver a fully functional Graze mowers for our commercial pilot programs in Q4 of 2021, the Company has since increased expenses attributable to engineering, research and development, business development, marketing, and fundraising. Any delays in the development process could have a negative effect on the Company’s ability to launch our pilot programs and begin commercialization by 2023. These delays could be the result of inadequate financing and capital, lack of manufacturing resources, or unforeseen delays in the development process. Additionally, because the letters of intent with our potential customers are non-binding, they could delay purchasing or refuse to purchase Graze mowers, which could result in delaying when the Company starts making revenue.

The Company released its latest Beta version in Q3 2021 and initiated commercial pilot programs in Q4 2021, with a goal of applying learnings to a production ready model by the beginning of 2023. The major focus of the Company’s engineering team is to improve our ability to reliably deploy the Graze mower and complete commercial mowing tasks for our commercial pilot partners. In 2022, the Company has focused on refining the product roadmap, aligning product features to customer demands, and our reliance on Wavemaker Labs has pushed back our next product development phase, resulting in anticipated production and delivery of its first batch of commercial units in 2023.

Name	Position	Age	Term in Office	Time Spent per week
Executive Officers
John Vlay	CEO	63	Indefinite, appointed May 2019	Full time
Kevin Morris	CFO	41	Indefinite, appointed September 2019	1 day per week
Felix Alvarez	CTO	48	Indefinite, appointed August 2022	1 day per week
Praveen Nooli	COO	38	Indefinite, appointed August 2022	1 day per week
Directors
James Jordan	Director	42	Indefinite, appointed December 2017	1 day per week

James “Buck” Jordan, Chairman

Buck is the Director of Graze. In addition to his role at Graze, Buck has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. Concurrently with his role with Graze, Buck serves on the boards of Nommi, Inc., 800 Degrees Go, Inc., Piestro, Inc., Miso Robotics, Inc., Future Acres, Inc., Future Pearl Labs, Inc., Wing Zone Labs, Inc., Wavemaker Labs, Inc., PopID, Inc., and Serve Robotics, Inc.. Buck also currently is an officer of Nommi, Inc., 800 Degrees Go, Inc., Piestro, Inc., Future Acres, Inc., Future Pearl Labs, Inc., Wing Zone Labs, Inc., Wavemaker Labs Asia, Inc., and Wavemaker Labs, Inc. Prior to founding Wavemaker Labs, Buck was Managing Partner at an early-stage venture fund, Canyon Creek Capital, a position he has held since 2010. Buck is a technologist and early-stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media, and several others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

John Vlay, CEO

John led Jensen Landscape as Chairman, CEO, and President for eleven of his 35 years with this award-winning landscape construction and maintenance company. He design-built the San Francisco Bay Area’s first green roof at the GAP headquarters and oversaw the iconic California Academy of Sciences two-and-a-half acre green roof in Golden Gate Park. Under John’s leadership, Jensen acquired a maintenance company in 2008 to extend Jensen’s geographic reach to Sacramento and the North Bay before selling Jensen Landscape to private equity backed Monarch Landscape in 2016. There John oversaw Safety for Monarch’s six rollup companies in five states and worked with the Monarch CEO on acquisition prospects. John left Jensen in 2018, after which he has engaged in a number of consulting roles. As a member of Vistage, a CEO advisory group, John has gained insights into many varied businesses and is currently involved with two other landscape related companies with unique patented products. John is a graduate of the University of California, Los Angeles (UCLA) in Business and Economics.

Kevin Morris, CFO

Kevin Morris is the CFO of Graze and manages the company’s finances and accounting. He was appointed to this role in September 2019. Concurrently with his role with Graze, Kevin serves as a director or officer for other early-stage robotics and automation companies, including, Nommi, Inc., Wavemaker Labs Asia, Inc., , Piestro,Inc., 800 Degrees Go, Inc., Future Pearl Labs, Inc. Future Acres, Inc., Wing Zone Labs, Inc., Ally Robotics, Inc., and Wavemaker Labs, Inc. Prior to joining Graze, from July 2014 to April 2019, he was the CFO and COO of Denim.LA, Inc., and managed the company’s finances, operations, and customer service. He was formerly (from July 2014 to January 2016) a consultant to the company and became an employee in February 2016. Kevin is originally from Huntington Beach, California and received his bachelors in Applied Mathematics and Computer Science from the University of California, Berkeley. Upon graduation, he worked at Deloitte Consulting where he specialized in technical integrations and strategy. After attending the UCLA Anderson Graduate School of Management where he received his MBA, he worked for American Airlines as the head of pricing strategy for ancillary products and for the airline’s Asia-Pacific network. With a strong desire to work in the apparel industry, Kevin worked as the Vice-President of Sales for an Adidas licensee from February 2013 to June 2014, overseeing the global sales and marketing strategy for multiple Adidas sports categories.

Felix Alvarez, CTO

Felix oversees product strategy and operations at Wavemaker Labs, a corporate venture studio founded in 2016. Felix has over 26 years of Product Development experience across multiple industries at companies such as Amazon, Meta, Google/Waymo, and Apple. He holds over 50 utility and design patents. Felix obtained a BS in Mechanical Engineering from the Georgia Institute of Technology.

Praveen Nooli, COO

Praveen oversees product management and commercialization at Wavemaker Labs, a corporate venture studio founded in 2016. Prior to his role at Wavemaker Labs, Praveen was a Sr Mgr Supply Chain for PepsiCo Global Operations. Before PepsiCo, Praveen the Lead Platform Engineer for GE ‘Monogram’ Refrigerators. Praveen obtained a BE in Mechanical Engineering from Jawaharlal Nehru Technology University and was a graduate assistant at University of South Carolina, where he obtained his MS in Mechanical Engineering.

Rob Anderson, Advisor

Rob is currently an advisor to Graze and brings years of experience in mechanical engineering to the team. Additionally, Rob Anderson is a Co-Founder and the Head of Mechanical Engineering at Miso Robotics. He leads the hardware development of Miso's autonomous cooking platform. Rob is driven to build teams around technology to elevate the way people eat and live their daily lives. Prior to founding Miso Robotics, Rob worked at Microsoft where he supported the international development of the Surface manufacturing lines. At SpaceX, Rob also helped develop internal tools to understand component lifetime after multiple rocket launches. He earned his degree in Mechanical Engineering from the California Institute of Technology where he founded an interdisciplinary program to evaluate the next generation of energy storage for vehicles.

Sander Pruijs, Advisor

Sander Pruijs is currently an advisor to Graze and a member of the Wholesale, Rural & Retail Management Team for Rabobank Group. In his capacity as Global Head, he is responsible for the rural banking businesses in Australia, New Zealand, Brazil, Chile, and North America, as well as for Rabobank N.A. in California (RNA) and Rabobank Indonesia. Mr. Pruijs holds a number of leadership roles including: Chairman of the Board for RNA; President Commissioner of the Board of Commissioners for Rabobank Indonesia; Member of the Board for Rabobank Australia; Member of the Board for Rabobank New Zealand. A global-banking executive, Mr. Pruijs joined Rabobank in 2008, and has overseen a number of operations in Asia, Australia, New Zealand, Poland, Ireland and the Netherlands. Prior to joining Rabobank, he held progressive leadership roles for ABN AMRO Bank, where he began his career in 1984. Mr. Pruijs holds a Master’s Degree in Business Law from Leiden University, the Netherlands. In 2013, he attended the Advanced Management Program (AMP 184) at Harvard Business School.

Compensation of Directors and Executive Officers

Through December 31, 2021 we compensated our highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
John Vlay	CEO	$150,000	$0	$150,000
James Jordan	Chairman	$0	$0	$0
Kevin Morris	CFO	$0	$0	$0
Praveen Nooli	COO	$0	$0	$0

In 2019, the board authorized 65,934 options for Common Stock to the Company’s Chief Financial Officer, Kevin Morris.

In 2020 and 2021, the board authorized 764,340 options for Common Stock to the Company’s Chief Executive Officer, John Vlay.

In 2022, the board authorized 160,456 options for Common Stock to the Company’s Chief Executive Officer, John Vlay.

In 2021, the Company increase the annual compensation of its Chief Executive Officer, John Vlay, to $150,000 per year.

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class F Stock	James Jordan	1,425,715 shares held through Future VC, LLC	N/A	64.48%
Class F Stock	Future VC, LLC	1,750,418 shares held directly	N/A	79.17%
Series A-1	James Jordan	475,238 shares held through Future VC, LLC	N/A	64.48%
Series A-1	Future VC, LLC	583,472 shares held directly	N/A	79.117%
Series A	John Vlay	13,793 shares held directly	N/A	0.51%
Common Stock	John Vlay	0 shares held directly	924,796	100.00%
Common Stock	Kevin Morris	0 shares held directly	65,934	100.00%

Amounts are as of August 16, 2022. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

All shares of Common Stock were converted into Class F Stock as of October 2019. 25% of the Class F stock was converted to Series A-1 stock as of July 2020.

James Jordan owns 81.45% of Future VC, LLC and therefore 1,900,953 shares of Future Labs V, Inc., which is split into 475,238 shares of Series A-1 stock and 1,425,715 shares of Class F.

Stock Incentive Plan

On October 18, 2019 the Company adopted its Stock Incentive Plan, and as of August 2022, 4,658,136 shares of Common Stock are reserved for issuance under the plan. All officers and employees of the company, and certain advisors and contractors will be able to participate in the plan on equal basis.  To date, options to acquire 1,658,136 options for Common Stock have been issued under the plan.

Interest of Management and Others in Certain Transactions

In June 2018, the Company issued a loan to Wavemaker Partners V LP, with a total principal of $250,000 with a 6% compounded per annum interest rate. The original maturity date of this loan was October 31, 2018, however, in May 2019, the maturity date was extended. This loan was forgiven in its entirety in June 2021 in exchange for treasury stock. Wavemaker Partners V LP is a partial owner in Future VC, LLP, which currently owns 79.11% of the Company’s Common Stock.

In May and June 2019, the Company borrowed a total of $198,140 from Future VC, LLC in order to fund operations. These loans are due to be repaid in 2022 and have a 3% annual interest rate.

·	In 2020, Future Labs III, Inc. loaned the company $14,400 at a 3% interest rate. This loan was paid in 2021.

·	In 2020, Future Labs VI, Inc. loaned the company $9,500 at a 3% interest rate. This loan was paid in 2021.

·	In 2020, Future VC, LLC loaned the company $246,467at a 3% interest rate. This loan is due to be repaid in 2022.

·	In 2021, the Company loaned Future Labs VI, Inc. $40,000 at a 3% interest rate. $19,500 was paid in 2021 and the balance is due to be repaid in 2022.

·	In 2021, the Company loaned Future Labs VII, Inc. $60,000 at a 3% interest rate. This loan is due to be repaid in 2022.

In August 2019, the Company issued $465,000 in convertible notes to two related parties, Wavemaker Partners V LP and Wavemaker Global Select, LLC. The notes have a 20% discount, $8,000,000 valuation cap, and a 5% compounded per annum interest rate. These notes converted in 2020 as a part of its Series A financing round through SI Securities, LLC.

The Company plans to use Wax, Inc. as a third-party platform where investors can subscribe to the Offering.  Wax, Inc. is majority controlled by Future VC, LLC, which is also an investor in the Company.  The Company has not yet finalized commercial terms with Wax, Inc. for any services.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 1,056,338 shares of Common Stock. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President, James Jordan.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 30,000,000 shares of Common Stock and 3,000,000 shares of Class F Stock, $0.0001 par value per share. Additionally, our authorized capital stock will consist of 8,000,000 shares of Preferred Stock, $0.0001 par value per share. The two classes of Preferred Stock are designated as Series A Preferred Stock and Series A-1 Preferred Stock.

Common Stock

Voting Rights

Each holder of Common Stock has the right to one vote per share of Common Stock, and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class F Stock and Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President, James Jordan, to (i) vote all securities held of record by the investor , (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, will have the right to elect one director of the Company; (ii) the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, have the right to elect two directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred, Class F Stock and Common Stock, voting together as a single class on an as-converted basis.

Dividend Rights

The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company. Holders of the Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Series A Preferred Stock

General

The Company has the authority to issue: 2,830,278 shares of Series A Preferred Stock, an amount sufficient for the current Offering as well as potential conversion of all outstanding convertible notes.

The Series A Preferred Stock sold in this offering will be entitled to receive dividends in preference and priority to any declaration or payment of any distribution on Common Stock or Class F Stock, subject to a dividend rate detailed below.

Dividend Rights

The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Voting Rights and Proxy

Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Series A Preferred Stock was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Class F Stock, Common Stock, and Series A-1 Preferred Stock provided that in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation:

As long as 25% of the initially issued shares of Series A Preferred Stock are issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock, whether directly or indirectly by amendment, merger, consolidation, reorganization, recapitalization or otherwise:

●	Alter or change the rights, powers or privileges of the Preferred Stock set forth in the Restated Certificate or Bylaws, as then in effect, in a way that adversely affects the Preferred Stock;

●	Amend the Certificate of Incorporation of the Corporation;

●	Increase or decrease the authorized number of shares of Series A Preferred Stock, or any other stock of the Company;

●	Increase or decrease the authorized number of directors set forth in the Bylaws;

●	Authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

●	Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized in the Company’s Amended and Restated Certificate of Incorporation, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; and

●	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing.

The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Series A Preferred Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Series A Preferred Stock, the effectiveness of a registration statement under the Exchange Act covering the Series A Preferred Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, will have the right to elect one director of the Company; (ii) the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, have the right to elect two directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred, Class F Stock and Common Stock, voting together as a single class on an as-converted basis.

Voting Procedure

By virtue of acquiring Series A Preferred Stock, investors will have granted our Board of Directors a proxy coupled with an interest which allows the Board of Directors to vote the shares of the holders of the Series A Preferred Stock in the manner set out in our Certificate of Incorporation. Following issuance of a notice that a vote is requested of the stockholders, holders of the Series A Preferred Stock will have fourteen calendar days in which to cast a vote (the “Notice Period”). If such stockholder does not cast vote, then the Board of Directors may vote the shares of the stockholder in line with the majority of the voting Preferred Stock of the Company. In the event that less than 33% of the Preferred Stock has been voted within the Notice Period, then that notice period may be extended at first by seven calendar days, but may be extended up to twenty-one calendar days, until 33% of the Preferred Stock has been voted. Following the twenty-one day extension, the Board of Director may vote any shares that have failed to cast a vote.

Liquidation Rights

In the event of the Company’s liquidation, dissolution, or winding up, whether voluntary or involuntary, before any payment shall be made to the holders of Class F Stock or Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred and Series A-1 Preferred then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (i) the Original Issue Price (as defined below) for such share of such series of Series A Preferred, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Series A Preferred been converted into Common Stock prior to such Liquidation Event. If upon any such Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series A Preferred the full amount to which they are entitled, the holders of shares of Series A Preferred will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean (i) $5.80 per share in the case of the Series A Preferred Stock and (ii) $0.50 per share in the case of the Series A-1 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred.

Conversion Rights

The Series A Preferred Stock is convertible into the Common Stock of the Company as provided by Article IV of the Amended and Restated Certificate of Incorporation. Each share of Series A Preferred is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Series A Preferred by the Conversion Price for that series of Series A Preferred in effect at the time of conversion.

Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Preferred at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (x) all outstanding shares of Series A Preferred will automatically convert into shares of Common Stock, at the applicable Conversion Ratio.

Other Rights

The Series A Preferred Stock does not include any right to redemption of the shares and are not subject to any sinking fund provisions.

Series A-1 Preferred Stock

General

The Series A-1 Preferred Stock was authorized and issued by the Company in conjunction with the authorization of the Series A Preferred Stock that was qualified in a previous offering. Following closing on a previous offering, 750,000 shares of Series A-1 Preferred Stock were issued, which were converted from 750,000 shares of Class F Stock that were originally issued to the founders of the Company.

Dividend Rights

The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors

Voting Rights

The holders of Series A-1 Preferred Stock shall vote together with the holders of Series A Preferred Stock and as a single class on an as-converted basis on all matters, except as required by applicable law or on any specific actions as outlined above under “Series A Preferred Stock” and in the Company’s Amended and Restated Certificate of Incorporation.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, will have the right to elect one director of the Company; (ii) the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, have the right to elect two directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred, Class F Stock and Common Stock, voting together as a single class on an as-converted basis.

Liquidation Rights

In the event of the Company’s liquidation, dissolution, or winding up, whether voluntary or involuntary, before any payment shall be made to the holders of Class F Stock or Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred and Series A-1 Preferred then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (i) the Original Issue Price (as defined below) for such share of such series of Series A Preferred, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Series A Preferred been converted into Common Stock prior to such Liquidation Event. If upon any such Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series A Preferred the full amount to which they are entitled, the holders of shares of Series A Preferred will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean (i) $5.80 per share in the case of the Series A Preferred Stock and (ii) $0.50 per share in the case of the Series A-1 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred.

Conversion Rights

The Series A-1 Preferred Stock is convertible into the Common Stock of the Company as provided by Article IV of the Amended and Restated Certificate of Incorporation. Each share of Series A-1 Preferred is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Series A-1 Preferred by the Conversion Price for that series of Series A-1 Preferred in effect at the time of conversion.

Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A-1 Preferred and Series A Preferred at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (x) all outstanding shares of Series A Preferred will automatically convert into shares of Common Stock, at the applicable Conversion Ratio.

Other Rights

The Series A-1 Preferred Stock does not include any right to redemption of the shares and are not subject to any sinking fund provisions.

Class F Stock

General

Our Class F Stock has been issued to founders of the Company. Under the terms of our Amended and Restated Certificate of Incorporation, we are authorized to issue up to 3,000,000 shares of our Class F Stock. As of August 2022, 3,000,000 shares have been issued. As provided by the Company’s Amended and Restated Articles of Incorporation, following the closing on an equity financing, 25% shares of the Company’s Class F Stock will be converted into a new Series A-1 Preferred Stock Class that has similar rights as the Series A Preferred Stock.

Voting Rights

Each holder of the Company’s Class F Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, will have the right to elect one director of the Company; (ii) the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, have the right to elect two directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred, Class F Stock and Common Stock, voting together as a single class on an as-converted basis.

Dividend Rights

The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Class F Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company. Holders of the Series A Preferred Stock and Series A-1 Preferred Stock are entitled to a liquidation preference that is senior to holders of the Class F Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Class F Stock.

Conversion Rights

The Class F Stock is convertible into the Common Stock of the Company as provided by Article IV of the Amended and Restated Certificate of Incorporation under the following scenarios:

·	Upon the written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock;

·	Certain transfers of the Class F Stock to new stockholders; and

·	Upon the request of an individual holder of our Class F Stock.

Rights and Preferences

Under our Amended and Restated Certificate of Incorporation, our Class F Stock includes special conversion rights. These rights provide that the Class F Stock will convert into a recently authorized class of preferred stock under two circumstances, subject to the availability of an exemption from registration of those shares under the Securities Act of 1933. The two circumstances are as follows:

●	Whenever any holder of our Class F Stock undertakes a secondary sale of those shares within 12 months of an equity financing of the Company in which we issued preferred stock to investors, the secondary purchaser will receive shares of the most recently authorized class of preferred stock in lieu of shares of Class F Stock.

●	Whenever the Company undertakes an equity financing in which a new class of preferred stock is authorized for issuance to investors, 25% of the shares of Class F Stock held by each holder of such stock will convert into a shadow series of shares of the subsequent series of preferred stock. The shadow series of subsequent preferred stock shall mean capital stock with identical rights, privileges, preferences and restrictions as the subsequent preferred stock, except:

-	The liquidation preference per share of the shadow series shall equal the original purchase price per share of the Common Stock from which the Class F Stock was converted.

-	The shadow series shall be excluded from voting with the subsequent preferred stock on any matters of the Company which either the subsequent preferred stock, specifically, or preferred stock of the Company, generally, have veto rights over.

-	The shadow series shall be excluded from any future rights or most favored nations privileges.

As noted above under “Risk Factors”, these conversion rights could create situations in which the interests of holders of Class F Stock are in conflict with the interests of investors in this offering as holders of Class F Stock would benefit from advantageous terms provided to future classes of preferred stock that encourage secondary purchasers of such stock, or rights holders of Class F Stock would benefit from directly following the conversion of their stock.

As long as 25% of the initially issued shares of Class F Stock remain issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock:

·	amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock;

·	increase or decrease the authorized number of shares of Class F Stock;

·	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or

·	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with the Class F Stock.

Provisions of Note in Our Bylaws

Under Article VII of our Bylaws, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. This provision specifically does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The Company is offering a maximum of up to 1,056,338 shares of Common Stock on a “best efforts” basis at a price of $7.10 per share under this Offering Statement, of which this Offering Circular is part. The Company has engaged Dalmore Group, LLC as the broker/dealer of record to assist in the offering of its securities. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. The Company will also pay Dalmore a $5,000 advance fee to conduct due diligence and a $10,000 consulting fee upon the issuance of a No Objection Letter by FINRA.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Public Offering Price	$7.10
Commissions	$0.07
Proceeds, before expenses, to us	$7.03

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

·	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

·	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

·	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

·	Not provide any investment advice nor any investment recommendations to any investor;

·	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

·	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $10,000 for these services.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $75,000 in cash.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Wax, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only, checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $1,001.10, or 141 shares of Common Stock.

Investors will be required to subscribe to the Offering via the third-party platform managed by Wax, Inc. and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s President to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Series A Preferred Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Series A Preferred Stock or the effectiveness of a registration statement under the Exchange Act covering the Series A Preferred Stock.

INDEX TO EXHIBITS

1.1	Broker-Dealer Agreement with Dalmore Group, LLC

2.1	Third Amended and Restated Certificate of Incorporation

2.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation

2.3	Amended and Restated Bylaws (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000110465921135050/tm2127764d2_ex2-2.htm)

4.1	Subscription agreement

6.2	Letter of Intent from Mainscape, Inc. (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000114420419041730/tv525884_ex6-2.htm)

6.3.	Convertible Promissory Note with Wavemaker Partners V, LP (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000110465919066538/tv533286_ex6-3.htm)

6.4	Convertible Promissory Note with Wavemaker Global Select, LLC (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000110465919066538/tv533286_ex6-4.htm)

11.2.	Consent of Independent Auditor

11.3	Consent of Mainscape, Inc. (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000114420419041730/tv525884_ex11-3.htm)

11.4	Consent of Wavemaker Labs (Incorporated by reference and available here, https://www.sec.gov/Archives/edgar/data/1734237/000114420419041730/tv525884_ex11-41.htm)

12.1	Opinion of counsel as to the legality of the securities

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on September 1, 2022.

Future Labs V, Inc. (DBA Graze)

By	/s/ John Vlay
John Vlay, Chief Executive Officer
Graze, Inc.
Date: September 1, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ John Vlay
John Vlay, Chief Executive Officer
Graze, Inc.
Date: September 1, 2022

By	/s/ Kevin Morris
Kevin Morris, Principal Financial Officer
Graze, Inc.
Date: September 1, 2022

By	/s/ James Buck Jordan
James Buck Jordan, Director
Graze, Inc.
Date: September 1, 2022

By	/s/ Kevin Morris
Kevin Morris, Principal Accounting Officer
Graze, Inc.
Date: September 1, 2022

Graze, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2020 and 2021

To the Board of Directors of

Graze, Inc.

Santa Monica, CA

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Graze, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained net losses of $8,179,791 and $4,222,632 for the years ended December 31, 2021 and 2020, respectively, and has incurred negative cash flows from operations for years ended December 31, 2021 and 2020. As of December 31, 2021, the Company had an accumulated deficit of $13,218,306, limited liquid assets with $31,045 of cash, and a working capital deficit of $371,712. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

May 1, 2022, except for the stock split discussed in Notes 3, 7, and 12, for which the date is August 25, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

GRAZE, INC.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$31,045	$1,181,196
Due from related party	15,450	-
Loan receivable, related party	342,056	678,753
Interest receivable, related party	41,874	53,937
Subscription receivable	113,448	-
Deferred offering costs	-	15,000
Total assets	$543,873	$1,928,886

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable, related party	$517,764	$1,700,012
Accounts payable	64,063	137,938
Accrued expenses, related party	-	5,000
Deferred revenue	500	-
Loan payable, related party	315,607	495,727
Interest payable, related party	17,651	15,455
Total liabilities	915,585	2,354,132

Commitments and contingencies (Note 11)

Stockholders' equity (deficit):
Series A Preferred stock, $0.0001 par value, 2,830,278 shares authorized, 1,888,487 and 950,295 shares issued and outstanding as of December 31, 2021 and 2020, respectively; liquidation preference of $10,953,226 as of December 31, 2021	189	95
Series A-1 Preferred stock, $0.0001 par value, 750,000 shares authorized, 736,993 and 749,977 shares issued and outstanding as of December 31, 2021 and 2020, respectively; liquidation preference of $368,497 as of December 31, 2021	74	75
Class F stock, $0.0001 par value, 3,000,000 shares authorized, 2,211,070 and 2,250,023 shares issued and outstanding as of December 31, 2021 and 2020, respectively	221	225
Common stock, $0.0001 par value, 30,000,000 shares authorized, 0 shares issued and outstanding as of both December 31, 2021 and 2020	-	-
Additional paid-in capital	13,147,339	4,612,874
Treasury stock	(301,229)	-
Accumulated deficit	(13,218,306)	(5,038,515)
Total stockholders' equity (deficit)	(371,712)	(425,246)
Total liabilities and stockholders' equity (deficit)	$543,873	$1,928,886

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GRAZE, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2021	2020
Net revenue	$-	$-

Operating expenses:
Research and development	6,981,267	2,031,042
Sales and marketing	694,885	1,805,073
General and administrative	545,969	389,442
Total operating expenses	8,222,121	4,225,557

Loss from operations	(8,222,121)	(4,225,557)

Other income (expense):
Interest income	52,054	27,788
Other income	-	9,000
Interest expense	(9,724)	(33,863)
Total other income (expense), net	42,330	2,925

Provision for income taxes	-	-
Net loss	$(8,179,791)	$(4,222,632)

Weighted average common shares outstanding - basic and diluted	-	-
Net loss per common share - basic and diluted	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GRAZE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock								Additional			Total
	Series A		Series A-1		Class F Stock		Common Stock		Paid-in	Treasury	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity (Deficit)
Balances at December 31, 2019	-	$-	-	$-	3,000,000	$300	-	$-	$360,648	$-	$(815,883)	$(454,935)
Issuance of Series A preferred stock, net of issuance costs	670,055	67	-	-	-	-	-	-	3,440,494	-	-	3,440,561
Issuance of Series A preferred stock for services	50,000	5	-	-	-	-	-	-	289,995	-	-	290,000
Conversion of notes payable for shares of
Series A preferred stock	230,240	23	-	-	-	-	-	-	494,814	-	-	494,838
Conversion of Class F stock to Series A-1
preferred stock	-	-	749,977	75	(749,977)	(75)	-	-	-	-	-	-
Stock compensation expense	-	-	-	-	-	-	-	-	26,923	-	-	26,923
Net loss	-	-	-	-	-	-	-	-	-	-	(4,222,632)	(4,222,632)
Balances at December 31, 2020	950,295	95	749,977	75	2,250,023	225	-	-	4,612,874	-	(5,038,515)	(425,246)
Issuance of Series A preferred stock	891,640	89	-	-	-	-	-	-	5,077,549	-	-	5,077,638
Offering costs	-	-	-	-	-	-	-	-	(1,161,000)	-	-	(1,161,000)
Issuance of Series A preferred stock for services	46,552	5	-	-	-	-	-	-	269,997	-	-	270,002
Repurchase of shares in settlement of notes receivable and accrued interest receivable	-	-	(12,984)	(1)	(38,953)	(4)	-	-	5	(301,229)		(301,229)
Warrants issued from settlement of accounts payable, related party	-	-	-	-	-	-	-	-	4,309,597	-	-	4,309,597
Stock compensation expense	-	-	-	-	-	-	-	-	38,316	-	-	38,316
Net loss	-	-	-	-	-	-	-	-	-	-	(8,179,791)	(8,179,791)
Balances at December 31, 2021	1,888,487	$189	736,993	$74	2,211,070	$221	-	$-	$13,147,339	$(301,229)	$(13,218,306)	$(371,712)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GRAZE, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(8,179,791)	$(4,222,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	38,316	26,923
Shares issued for services	270,002	290,000
Non-cash advertising expenses	-	14,400
Changes in operating assets and liabilities:
Interest receivable, related party	(51,870)	(27,788)
Accounts payable, related party	6,818,785	1,160,471
Accounts payable	(73,875)	121,480
Accrued expenses, related party	(5,000)	(60,000)
Deferred revenue	500	-
Interest payable, related party	9,660	33,862
Net cash used in operating activities	(1,173,273)	(2,663,284)
Cash flows from investing activities:
Advance to related party	(15,450)	-
Isssuance of loans to related parties	(4,447,500)	(103,600)
Repayments of loans from related parties	3,500	72,000
Net cash used in investing activities	(4,459,450)	(31,600)
Cash flows from financing activities:
Proceeds from related party loans	673,000	275,967
Repayments of related party loans	(8,620)	(20,000)
Proceeds from issuance of preferred stock	4,964,190	3,556,040
Offering costs	(1,145,999)	-
Net cash provided by financing activities	4,482,571	3,812,007
Net change in cash and cash equivalents	(1,150,151)	1,117,123
Cash and cash equivalents at beginning of year	1,181,196	64,073
Cash and cash equivalents at end of year	$31,045	$1,181,196

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash financing activities:
Warrants issued from settlement of accounts payable, related party	$4,309,597	$-
Loans and interest receivable offset to accounts payable, related party	$3,691,437	$-
Loans and interest receivable offset to notes and interest payable, related party	$851,964	$-
Repurchase of shares in settlement of notes receivable and accrued interest receivable	$301,229	$-
Issuance of related party loan payable for advertising costs incurred	$-	$14,400
Offering costs included in accounts payable	$-	$15,000
Conversion of notes payable and accrued interest into preferred stock	$-	$494,838

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GRAZE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Graze, Inc. (the “Company”) is a corporation formed on December 4, 2017 under the laws of Delaware as Future Labs III, Inc. On March 25, 2021, the Company changed its name to Graze, Inc. The Company was formed to sell autonomous farming robots. The Company is headquartered in Santa Monica, California.

As of December 31, 2021, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, product development efforts, and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $8,179,791 and $4,222,632 for the years ended December 31, 2021 and 2020, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2021 and 2020. As of December 31, 2021, the Company had an accumulated deficit of $13,218,306, limited liquid assets with $31,045 of cash, and a working capital deficit of $371,712. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Stock Split

On July 27, 2022, the Company effected a 2-for-1 forward stock split of its issued and outstanding shares of common stock, as such the conversion ratio of Class F, Series A preferred and Series A-1 preferred has adjusted accordingly. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock, warrants and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021 and 2020, all of the Company's cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity (deficit) on the balance sheet.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized. As of December 31, 2021, the Company had $500 in deferred revenue pertaining to a customer deposit.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2020, the Company had capitalized deferred offering costs of $15,000, which was charged to additional paid-in capital in 2021.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2021 and 2020 are as follows:

	Year Ended
	December 31,
	2021	2020
Series A preferred stock	1,888,487	950,295
Series A-1 preferred stock	736,993	749,977
Class F stock	2,211,070	2,250,023
Options to purchase common stock	1,447,680	1,312,280
Warrants	1,833,090	347,022
Total potentially dilutive shares	8,117,320	5,609,597

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN RECEIVABLE, RELATED PARTY

The following is a summary of related party loan receivables as of December 31, 2021 and 2020:

	Outstanding Balance as of
	December 31,
Name	2021	2020
Future Labs I, Inc.	$-	$3,500
Future Labs III, Inc.	-	33,000
Future Labs VI, Inc.	20,500	-
Future Labs VII, Inc.	321,556	278,253
Future VC, Inc.	-	114,000
Wavemaker Partners V, LP	-	250,000
	$342,056	$678,753

During 2021, the Company netted certain loan and interest receivables totaling $4,543,402 against related party accounts payables, related party notes payable and related accrued interest payable with the corresponding related party entities.

In 2021, the Company extended all maturities on outstanding loans to varying dates in 2022. All loans bear interest at 3% per annum, except for the Wavemaker Partners V, LP note which bore interest at 6%. All outstanding loans above are unsecured.

Effective June 30, 2021, the Company forgave the outstanding note for $250,000 with Wavemaker Partners V, LP, including accrued interest of $51,229. In exchange for the note’s forgiveness, the shareholders of Wavemaker Partners V contributed 12,984 shares of Series A-1 preferred stock and 38,953 shares of Class F stock to the Company’s treasury. Accordingly, $301,229 was recorded to treasury stock.

In 2021, the Company issued a loan for $40,000 to Piestro, Inc. and loans for $4,407,500 to Future Labs VII, Inc., which were offset as discussed above. In 2020, the Company loaned an aggregate of $103,600 to Future Labs VII, Inc., and received repayments of $72,000.

During the years ended December 31, 2021 and 2020, the Company recognized interest income of $52,054 and $27,788, respectively. Accrued interest receivable outstanding as of December 31, 2021 and 2020 was $41,874 and $53,937, respectively.

5.	LOAN PAYABLE, RELATED PARTY

The following is a summary of related party loan payables as of December 31, 2021 and 2020:

	Outstanding Balance as of
	December 31,
Name	2021	2020
Future Labs III, Inc.	$-	$41,620
Future Labs VI, Inc.	-	9,500
Future VC, Inc.	315,607	444,607
	$315,607	$495,727

During 2021, the Company netted certain loan and interest receivables against related party notes payable and related accrued interest payable totaling $851,964 with the corresponding related party entities.

During the year ended December 31, 2020, the Company issued a promissory note of $14,400 in exchange for marketing expenses incurred by a related party on behalf of the Company. These amounts are included in sales and marketing expense in the statements of operations.

During the years ended December 31, 2021 and 2020, the Company incurred interest expense of $9,724 and $33,863, respectively. Accrued interest payable outstanding as of December 31, 2021 and 2020 was $17,651 and $15,455, respectively. All notes bear interest at 3% per annum and mature in 2022 after extensions of the original 2020 maturities.

During 2021, the Company received loans for $673,000 from Future Labs VII, Inc., which were offset as discussed above.

For all notes, upon the occurrence of a change in control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of the acquisition.

6.	CONVERTIBLE PROMISSORY NOTE, RELATED PARTY

In August 2019, the Company issued two convertible promissory notes (the “Notes”) to two related parties, Wavemaker Partners V, LP and Wavemaker Global Select, LLC, for an aggregate principal amount of $465,000. The Notes are subject to automatic conversion upon a qualified preferred stock financing in excess of $3,300,000. Upon a qualified financing, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price equal to the lesser of (i) 80% of the price paid per share for such shares, or (ii) the price (the “valuation cap”) equal to the quotient of $8,000,000 divided by the dilutive common shares outstanding (assuming full conversion and/or exercise of all convertible and/or exercisable securities then outstanding including the Company’s shares reserved for future issuance under the Company’s equity incentive plans). In the event that a financing that is not a qualified financing occurs prior to the notes’ respective maturity dates or earlier conversion of the Notes, the noteholders have the option to convert the Notes into shares of the Company’s common stock by dividing the outstanding principal and unpaid interest by a conversion price equal to the lesser of i) 80% of the price paid per share for such shares or ii) $8,000,000 divided by the dilutive common shares outstanding. If the Notes remain outstanding on or after the maturity date, the outstanding principal and accrued interest shall be convertible, at the noteholders’ option, into shares of a newly created class of Series Seed Preferred Stock at price equal to $8,000,000 divided by the dilutive common shares outstanding. Upon a sale of the Company, the holder will have the option to a) be repaid the outstanding principal and accrued interest or b) convert the Notes into shares of common stock at a price equal to the lesser of i) 80% of the price paid per share in the sale of the Company or ii) a price equal to the quotient of $8,000,000 divided by the dilutive common shares outstanding.

In December 2020, upon completion of the Company’s Regulation A+ financing (see Note 7), an aggregate of $494,838, consisting of the outstanding Notes’ principal of $465,000 and accrued interest of $29,838, were automatically converted into 230,240 shares of Series A preferred stock. As of December 31, 2020, the Notes were no longer outstanding.

Interest expense these notes was $21,770 for the year ended December 31, 2020.

7.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue three classes of stock: Preferred Stock, Class F Stock and Common Stock. The Company is authorized to issue 5,000,000 shares of Preferred Stock, of which 2,830,278 shares are designated as Series A Preferred Stock and 750,000 shares are designated as Series A-1 Preferred Stock. The Company was authorized to issue 3,000,000 shares of Class F Stock and 10,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The Preferred Stock and Class F Stock are convertible into shares of common stock. In July 2022, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 8,000,000 shares of Preferred Stock and 30,000,000 shares of common stock (see Note 12).

The holders of each class of stock shall have the following rights and preferences:

Voting

The holders of Preferred and Class F Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred and Class F Stock could convert on the record date for determination of stockholders entitled to vote. The holders of Series A Preferred Stock and Series A-1 Preferred Stock shall vote together as a single class.

For so long as at least 25% of the initially issued shares of Series A Preferred remain issued and outstanding, (i) the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one director of the Company; the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two directors of the Company; and (iii) any additional directors shall be elected by the affirmative vote of a majority of the Series A Preferred, Class F Stock and Common Stock, voting together as a single class on an as-converted basis.

Dividends

The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series A stockholders shall be entitled to a liquidation preference equal to the greater of (i) the Series A Original Issue Price (defined below), plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock. Upon this completion, the remaining assets available for distribution shall be distributed among Class F and common stockholders on a pro-rata basis (assuming conversion of Class F stock into common stock).

The Series A Original Issue Price is (i) $5.80 per share in the case of the Series A Preferred Stock and (ii) $0.50 per share in the case of the Series A-1 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred.

As of December 31, 2021, the liquidation preference of Series A and Series A-1 Preferred Stock was $10,953,226 and $368,497, respectively. As of December 31, 2020, the liquidation preference of Series A and Series A-1 Preferred Stock was $5,511,711 and $374,989, respectively.

Redemption

No class of stock shall have any redemption rights.

Conversion

Each share of Class F Stock shall automatically be converted into two shares of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock. Each share of Class F Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into two shares of common stock.

Upon each applicable equity financing, 25% of the shares of Class F Stock held by each holder of Class F Stock shall automatically convert into a shadow series of shares of the series of Preferred Stock of the Company that is issued in such equity financing. Shadow series of equity financing preferred stock shall mean capital stock with identical rights, privileges, preferences, and restrictions as the equity financing preferred stock, except a $0.50 per share reduction in liquidation preference and exclusion from the stock’s voting rights. Any share of Class F Stock that is sold in connection with an equity financing shall automatically convert into shares of the equity financing preferred stock at the applicable Class F Conversion Ratio, which is the inverse of the ratio at which a share of equity financing preferred stock issued in such financing is convertible into shares of common stock.

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number shares of common stock by dividing the Original Issue Price for the series of Series A Preferred by the Series A Conversion Price. The Series A Conversion price is (i) $2.90 per share in the case of the Series A Preferred Stock and (ii) $0.25 per share in the case of the Series A-1 Preferred Stock. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock (excluding shadow series of Preferred Stock), voting together as a single class.

Stock Transactions

In 2021, the Company completed a Regulation A offering with StartEngine and initiated another Regulation A offering. Under these offerings, the Company issued an aggregate of 859,250 shares of Series A preferred stock for gross proceeds of $4,987,638, or $5.80 per share. The Company incurred $1,161,000 in offering costs pertaining to these offerings. The Company issued 16,873 shares to StartEngine as broker compensation. As of December 31, 2021, the Company had a subscription receivable of $113,448 pertaining to these offerings.

In 2021, the Company issued 15,517 shares of shares of Series A preferred stock for gross proceeds of $90,000.

In 2021, the Company issued 46,552 shares of Series A preferred stock pursuant to an agreement for services. The fair value of $270,002 was included in sales and marketing expenses in the statements of operations.

Effective June 30, 2021, the Company forgave the outstanding note for $250,000 with Wavemaker Partners V, LP, including accrued interest of $51,229. In exchange for the note’s forgiveness, the shareholders of Wavemaker Partners V contributed 12,984 shares of Series A-1 preferred stock and 38,953 shares of Class F stock to the Company’s treasury. Accordingly, $301,229 was recorded to treasury stock.

In 2020, the Company completed a Regulation A+ offering and issued an aggregate of 670,055 shares of Series A preferred stock for gross proceeds of $3,886,319, or $5.80 per share, which is presented net of $445,758 of offering costs. In connection with the offering, the Company’s existing notes converted into 230,240 shares of Series A preferred stock (see Note 6). Furthermore, 749,977 shares of Class F stock converted into shares of Series A-1 preferred stock (i.e. Shadow Series).

In December 2020, the Company issued 50,000 shares of Series A Preferred stock pursuant to an agreement for services. The fair value of $290,000 was included in sales and marketing expenses in the statements of operations.

8.	STOCK-BASED COMPENSATION

Future Labs V, Inc 2019 Stock Plan

The Company has adopted the Future Labs V, Inc 2019 Stock Plan (“2019 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2019 Plan was 1,447,680 shares as of December 31, 2021. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2019 Plan’s inception. As of December 31, 2021, there were no shares available for grant under the 2019 Plan. Stock options granted under the 2019 Plan typically vest over a four-year period, with a 1-year cliff.

A summary of information related to stock options for the years ended December 31, 2021 and 2020 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2019	725,274	$0.25	$-
Granted	652,940	0.27
Exercised	-	-
Forfeited	(65,934)	0.25
Outstanding as of December 31, 2020	1,312,280	$0.26	$13,507
Granted	135,400	0.27
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2021	1,447,680	$0.26	$35,222

Exercisable as of December 31, 2021	870,859	$0.26	$24,858

The fair value of common stock for options granted during the years ended December 31, 2021 and 2020 was $0.29 per share. As of December 31, 2021, the weighted average duration to expiration of outstanding options was 7.6 years.

Stock-based compensation expense for stock options of $37,063 and $26,923 were recognized under FASB ASC 718 for the years ended December 31, 2021 and 2020, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $79,180 as of December 31, 2021, which will be recognized over a weighted average period of 2.86 years.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended
	December 31,
	2021	2020
Risk-free interest rate	0.99% - 1.32%	0.55%
Expected term (in years)	6.19	6.08
Expected volatility	60%	32.28%
Expected dividend yield	0%	0%
Fair value per stock option	$0.16	$0.09

Warrants

In October 2019, the Company granted 347,022 warrants with an exercise price of $0.25 per share to a consultant as consideration for services. The grant-date fair value was $0.07 per share, or an aggregate fair value of $22,556. One-third of the warrants each exercise in monthly installments over a period of two years commencing on the completion of three separate milestones. In 2019, it was determined that one milestone had been achieved, and therefore stock-based compensation expense of $7,519 was recognized under ASC 718 for the year ended December 31, 2019. No additional milestones were achieved in 2020. In 2021, a second milestone had been achieved and stock-based compensation expense of $1,253 was recognized. As of December 31, 2021, 200,020 warrants were exercisable.

Refer to Note 10 for warrants issued to a related party in settlement of accounts payable.

A summary of information related to warrants for the years ended December 31, 2021 and 2020 is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2019	347,022	$0.25	$12,146
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2020	347,022	$0.25	$12,146
Granted	1,486,068	0.27
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2021	1,833,090	$0.27	$30,887

Exercisable as of December 31, 2021	1,686,088	$0.27	$25,741

As of December 31, 2021, the weighted average duration to expiration of outstanding warrants was 9 years.

Classification

Stock-based compensation expense for stock options and warrants was classified in the statements of operations as follows:

	Year Ended
	December 31,
	2021	2020
General and administrative expenses	$36,177	$24,980
Research and development expenses	2,139	1,943
	$38,316	$26,923

9.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences and net operating loss carryforwards. As of December 31, 2021 and 2020, the Company had net deferred tax assets before valuation allowance of $2,348,678 and $1,350,258, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$2,191,795	$824,291
Cash to accrual differences	156,883	525,967
Valuation allowance	(2,348,678)	(1,350,258)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended 2021 and 2020, cumulative losses through December 31, 2021, and no history of generating taxable income. Therefore, valuation allowances of $2,348,678 and $1,350,258 were recorded as of December 31, 2021 and 2020, respectively. Valuation allowance increased by $998,420 and $1,099,791 during the years ended December 31, 2021 and 2020, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2021 and 2020 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021 and 2020, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $7,797,207 and $2,932,376, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018-2020 tax years remain open to examination.

10.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 and 5 for detail on the Company’s loan receivables and loan payables with related parties, and related interest income and expense.

As of December 31, 2021 and 2020, the Company had $517,764 and $1,700,012, respectively, in accounts payable with related parties under common control.

The Company entered into agreements with Wavemaker Labs, a related party under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred $6,783,898 of fees under these agreements, including $894,639 remaining for which the Company intends to satisfy through the issuance of warrants in 2022. During 2020, the Company has incurred $2,301,869 in costs with Wavemaker Labs. The services incurred represent total labor costs incurred by the Company at a commercial rate less the actual labor costs of the related entity plus a 10% mark-up on materials costs. Total charges to the Company in excess of cost incurred by Wavemaker Labs was $4,982,550 in 2021, due to the markup on labor and material costs.

In 2021, the Company issued 1,486,068 warrants to purchase common stock to Wavemaker Labs pursuant to the agreement as noted above. The warrants have exercise prices of $0.27 - $0.29 per share and were valued using the Black-Scholes option-pricing model with the following inputs:

Risk-free interest rate	0.98% - 1.26
Expected term (in years)	5.00
Expected volatility	60.00%
Expected dividend yield	0%
Fair value per warrant	$0.29 - $0.30

The fair value of the warrants was $220,832 as determined by the Black-Scholes option pricing model. The Company recorded accounts payable totaling $4,309,597 pertaining to the fair value of the services incurred, including an excess of $4,088,765 of the fair value of the warrants. Accordingly, $4,309,597 was recognized to additional paid-in capital as settlement of the related party accounts payable owed to Wavemaker Labs. The warrants are immediately exercisable and have a term of ten years.

In 2021, The Company entered into agreements with Wax Inc., a related party under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred fees from Wax Inc. amounting to $50,000, which was included in accounts payable, related party as of December 31, 2021.

The following is a summary of operating expense transactions incurred with related parties during the years ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Research and development	$6,742,298	$2,029,085
Sales and marketing	23,600	14,400
General and administrative	50,000	258,383
	$6,815,898	$2,301,869

11.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

12.	SUBSEQUENT EVENTS

Through the issuance date, the Company has issued 861,126 shares of Series A preferred stock for gross proceeds of $4,994,531 pursuant to its Regulation A offering that closed on April 15, 2022.

On April 25, 2022, the Company increased the total authorized shares under the 2019 Plan to 1,658,136 and issued 210,456 stock options at $0.285.

On July 27, 2022, the Company effected a 2-for-1 forward stock split of its issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

In July 2022, The Company’s amended and restated certificate of incorporation increased the number of authorized shares of Preferred Stock from 5,000,000 shares to 8,000,000 shares, and the number of authorized shares of common stock from 10,000,000 shares to 30,000,000 shares. The Company also increased the total authorized shares under the 2019 Plan by 3,000,000 shares to 4,658,136 shares.

Management has evaluated subsequent events through May 1, 2022, except in regards to the stock split which is through August 25, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.